                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /Preliminary Proxy Statement   / /Confidential. For use of the Commission Only
                                        (as permitted by Rule 14a-6(e)(2))


/x/Definitive Proxy Statement

/ /Definitive Additional Materials

/ /Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  Advanta Corp.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)


________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     ___________________________________________________________________________
     (2)  Aggregate number of securities to which transaction applies:

     ___________________________________________________________________________
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     ___________________________________________________________________________
     (4)  Proposed maximum aggregate value of transaction:

     ___________________________________________________________________________
     (5)  Total fee paid:

________________________________________________________________________________
/ /  Fee paid previously with preliminary materials:

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     ___________________________________________________________________________
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     ___________________________________________________________________________
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     ___________________________________________________________________________

                                  Advanta Logo

                             WELSH AND MCKEAN ROADS
                                  P.O. BOX 844
                     SPRING HOUSE, PENNSYLVANIA 19477-0844

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 8, 1997

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Advanta Corp. (the "Company") will be held at the Company's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania, on May 8, at 1:00 p.m. (the "Meeting") for the following purposes:

          1. To elect three directors to hold office until the expiration of their term of office and until their successors are duly elected and qualified.

          2. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on Friday, March 21, 1997 as the record date for the Meeting. Only holders of record of the Company's Class A Common Stock and Class A Preferred Stock at that time are entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting. The Board of Directors urges you to date, sign and return the enclosed proxy promptly. A reply envelope is enclosed for your convenience. You are cordially invited to attend the Meeting in person. The return of the enclosed proxy will not affect your right to vote if you attend the Meeting in person.

                                                 GENE S. SCHNEYER
                                                   Secretary

Dated: April 10, 1997

                                  Advanta Logo

                             WELSH AND MCKEAN ROADS
                                  P.O. BOX 844
                     SPRING HOUSE, PENNSYLVANIA 19477-0844
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       ANNUAL MEETING OF STOCKHOLDERS TO

                        BE HELD ON THURSDAY, MAY 8, 1997
                            ------------------------

     This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Advanta Corp. (the "Company") to be used at the Annual Meeting of Stockholders, and any adjournment or postponement thereof (the "Meeting"), to be held on the date, at the time and place, and for the purposes set forth in the foregoing notice. This proxy statement, the foregoing notice and the enclosed proxy are first being mailed to holders of the Company's Class A Common Stock and Class A Preferred Stock on or about April 10, 1997.

     The Board of Directors does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

     Shares represented by proxies received by the Company, where the stockholder has specified a choice with respect to the election of directors will be voted in accordance with the specification(s) so made. In the absence of such specification(s), the shares will be voted "For" the election of all three nominees for the Board of Directors.

     Any proxy may be revoked at any time prior to its exercise by notifying the Secretary of the Company in writing, by delivering a duly executed proxy bearing a later date or by attending the Meeting and voting in person.

     The accompanying form of proxy is being solicited on behalf of the Board of Directors of the Company. The expenses of solicitation of proxies for the Meeting will be paid by the Company. In addition to the mailing of the proxy material, such solicitation may be made in person or by telephone by directors, officers and employees of the Company, who will receive no additional compensation therefor. In addition, the Company has retained D.F. King & Co. Inc. to assist in the search for, and distribution of proxies to, beneficial owners of the Company's Class A Common Stock held in street name or by other nominees, and will pay such firm a fee of $2,000, plus reimbursement of direct out-of-pocket expenses incurred by such firm in such activity. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Class A Common Stock of the Company. Beneficial owners of shares of Class B Common Stock, which will not be voting at the Meeting, also will receive all proxy material (other than the proxy card itself), together with the Company's Annual Report for the fiscal year ended December 31, 1996. The expenses of such additional mailing will be borne by the Company.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

OUTSTANDING SHARES AND VOTING RIGHTS

     Only holders of record of the Company's Class A Common Stock and Class A Preferred Stock at the close of business on March 21, 1997 are entitled to notice of, and to vote at, the Meeting. On that date the Company had outstanding 18,157,322 shares of Class A Common Stock, par value $.01 per share, and 1,010 shares of Class A Preferred Stock, par value $1,000 per share. On all matters voted upon at the Meeting and any adjournment or postponement thereof, the holders of the Class A Common Stock and the Class A Preferred Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share, and each record holder of Class A Preferred Stock entitled to one-half vote per share.

     The presence, in person or by proxy, of stockholders entitled to cast a majority of the votes which all stockholders are entitled to cast will constitute a quorum for the conduct of business at the Meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Under applicable Delaware law, votes that are withheld and broker non-votes will be excluded entirely from the vote and will not affect the outcome of the election of directors, as directors are elected by a plurality of votes cast. In the election of directors, stockholders do not have cumulative voting rights.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The information set forth on the following table is furnished as of March 14, 1997, with respect to any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than 5% of any class of the Company's voting securities.

                                                                 AMOUNT AND
                                                                 NATURE OF
                                                                 BENEFICIAL             PERCENT OF
TITLE OF CLASS       NAME AND ADDRESS OF BENEFICIAL OWNER        OWNERSHIP                CLASS
---------------  --------------------------------------------    ----------             ----------
Class A          The Estate of J. R. Alter(1)................        1,010                100.00%
Preferred
Class A          Dennis Alter(1).............................    4,868,856 (2)(3)(4)       26.81%
Common
                 Pioneering Management Corporation(5)........    1,365,000                  7.52%

---------------

(1) The address for the Estate of J. R. Alter and Dennis Alter is c/o Advanta Corp., Welsh and McKean Roads, P.O. Box 844, Spring House, Pennsylvania, 19477-0844.

(2) Includes 999,462 shares owned by a trust, the beneficiary of which is Linda Alter, the sister of Dennis Alter, and pursuant to which Dennis Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3) Includes 150,000 shares owned by Dennis Alter's wife and 168,824 shares owned by several trusts established by Mr. Alter for the benefit of his minor children, for which trusts Mrs. Alter serves as a trustee. Also includes an aggregate of 75,000 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and investment powers, and 75,000 shares held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and investment powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4) Does not include 1,010 shares of the Company's Class A Preferred Stock and 499,465 shares of Class A Common Stock owned by the Estate of J. R. Alter, the father of Dennis Alter, and 75,000 shares of Class A Common Stock owned by Helen Alter, the mother of Dennis Alter, as to which Dennis Alter disclaims beneficial ownership.

(5) Information as to shares held by Pioneering Management Corporation, a registered investment advisor ("Pioneering"), is as of December 31, 1996, as set forth in a Schedule 13G filed with the Securities and Exchange Commission ("SEC"). The address of Pioneering is 60 State Street, Boston, MA 02109.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding the Class A Common Stock and Class B Common Stock beneficially owned by each director and nominee for director of the Company, by the Company's Chief Executive Officer, by each of the Company's four other most highly compensated executive officers whose compensation exceeded $100,000 during 1996, and by all directors and officers as a group, as of March 14, 1997. Shares issuable pursuant to the exercise of stock options are included in the table below if such options are currently exercisable or will become exercisable by May 13, 1997. None of the Company's executive officers or directors beneficially owns any shares of the Class A Preferred Stock or the 6 3/4% Convertible Class B Preferred Stock, Series 1995 (Stock Appreciation Income Linked Securities (SAILS)).

                                         CLASS A COMMON                     CLASS B COMMON
                                 -------------------------------    -------------------------------
                                 AMOUNT AND NATURE                  AMOUNT AND NATURE
                                   OF BENEFICIAL      PERCENT OF      OF BENEFICIAL      PERCENT OF
              NAME                   OWNERSHIP          CLASS           OWNERSHIP          CLASS
-------------------------------- -----------------    ----------    -----------------    ----------
OFFICER/DIRECTORS
Dennis Alter(1)(2)(3)(4)........     4,868,856           26.81%         2,630,143            9.94%
Alex W. Hart(5).................             0               *            514,003            1.95%
Richard A. Greenawalt(6)(7).....       497,482            2.74%           534,537            2.05%
William A. Rosoff(8)(9).........             0               *            166,794               *

OFFICERS
Robert A. Marshall(10)..........           585               *             86,119               *

DIRECTORS
Arthur P. Bellis(11)............        60,478               *            141,978               *
Max Botel(12)...................         8,712               *             49,512               *
Richard J. Braemer(13)(14)......        64,940               *             88,940               *
William C. Dunkelberg(15).......         4,500               *             30,500               *
Dana Becker Dunn(16)............             0               *              3,750               *
Robert C. Hall(17)..............             0               *             15,250               *
James E. Ksansnak(18)...........             0               *              6,300               *
Ronald Lubner...................             0               *                  0               *
Ronald J. Naples(19)............           750               *             38,250               *
Philip A. Turberg(20)(21).......        43,886               *             78,386               *
All officers and directors as a
  group (27 persons)(1)(2)(4)
  (9)(14)(15)(21)(22)...........     5,102,821           27.98%         4,723,776           17.25%

---------------

 * Represents less than 1% of the indicated class of the Company's Common Stock outstanding as of March 14, 1997.

 (1) Ownership includes 999,462 shares of the Company's Class A Common Stock owned by a trust, the beneficiary of which is Linda Alter, the sister of Dennis Alter, and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

 (2) Ownership includes 150,000 shares of Class A Common Stock and 75,000 shares of Class B Common Stock held by Mr. Alter's wife, as well as 168,824 shares of Class A Common Stock and 175,194 shares of Class B Common Stock held by several trusts established by Mr. Alter for the benefit of his minor children, for which trusts Mrs. Alter serves as a trustee. Also includes 75,000 shares of the Company's Class A Common Stock and 75,000 shares of the Company's Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and investment powers, and 75,000 shares of the Company's Class A Common Stock held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and investment powers. Mr. Alter disclaims beneficial ownership of all such shares.

 (3) Ownership includes options to purchase 337,500 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

 (4) Ownership does not include 1,010 shares of the Company's Class A Preferred Stock, 499,465 shares of the Company's Class A Common Stock and 393,065 shares of Class B Common Stock owned by the estate of J. R. Alter, the father of Dennis Alter, and 75,000 shares of both the Company's Class A Common Stock and Class B Common Stock owned by Helen Alter, the mother of Dennis Alter, as to all of which shares Dennis Alter disclaims beneficial ownership.

 (5) Ownership includes options to purchase 200,000 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

 (6) Ownership includes options to purchase 9,375 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

 (7) Ownership includes 63,475 shares of the Company's Class A Common Stock and 49,450 shares of the Company's Class B Common Stock owned by Mr. Greenawalt's wife and 41,442 shares of Class A Common Stock and 470 shares of Class B Common Stock held by Mr. Greenawalt as custodian for his children. Mr. Greenawalt disclaims beneficial ownership of all such shares.

 (8) Ownership includes options to purchase 12,500 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

 (9) Ownership does not include 150,000 shares of each of the Company's Class A and Class B Common Stock held by a trust established by Mr. Alter for the benefit of his minor children, as to which shares Mr. Rosoff shares voting and investment powers as a co-trustee of the trust. Such share ownership is reflected in the ownership table under Mr. Alter's name.

(10) Ownership includes options to purchase 41,250 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(11) Ownership includes options to purchase 12,900 shares of the Company's Class A Common Stock and 44,400 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans and otherwise.

(12) Ownership includes options to purchase 5,000 shares of the Company's Class A Common Stock and 36,500 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans and otherwise.

(13) Ownership includes options to purchase 31,170 shares of the Company's Class A Common Stock and 62,670 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans and otherwise.

(14) Ownership does not include 75,000 shares of the Company's Class A Common Stock and 75,000 shares of the Company's Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which shares Mr. Braemer shares voting and investment powers as a trustee of the foundation. Such share ownership is reflected in the ownership table under Mr. Alter's name.

(15) Ownership includes options to purchase 3,000 shares of the Company's Class A Common Stock and 30,500 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(16) Ownership includes options to purchase 3,750 shares of the Company's Class B Common Stock pursuant to the Company's Stock Options Plans.

(17) Ownership includes options to purchase 14,250 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(18) Ownership includes options to purchase 6,000 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(19) Ownership includes options to purchase 37,500 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(20) Ownership includes options to purchase 7,500 shares of the Company's Class A Common Stock and 39,000 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans.

(21) Ownership includes 1,500 shares of both the Company's Class A Common Stock and Class B Common Stock held by Mr. Turberg's wife, as to all of which shares Mr. Turberg disclaims beneficial ownership.

(22) Ownership includes options to purchase 81,570 shares of the Company's Class A Common Stock and 1,271,145 shares of the Company's Class B Common Stock pursuant to the Company's Stock Option Plans. Ownership does not include any amounts in respect of either Mr. Greenawalt or Mr. Marshall, as neither was serving as a director or officer of the Company as of March 14, 1997.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, the "Reporting Persons") to file reports of ownership and changes in ownership with the SEC and to furnish the Company with copies of these reports. Based on the Company's review of the copies of those reports which it has received, and written representations from Reporting Persons, the Company believes that all filings required to be made by the Reporting Persons from January 1, 1996 through December 31, 1996 were made on a timely basis except as noted below. With respect to one transaction, Jeffrey Beck failed to timely file a Form 4; with respect to one transaction, William Dunkelberg failed to timely file a Form 4; with respect to three transactions, Charles Podowski failed to timely file a Form 4; with respect to one transaction, Alex W. Hart failed to timely file a Form 4; and with respect to seven transactions, James Allhusen failed to timely file a Form 5. Each of these transactions was subsequently reported on a Form 4 or Form 5. In addition, each of Ronald Lubner, Christopher Derganc and William Razzouk failed to timely file their respective Forms 3.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth, for the Company's last three fiscal years, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer and to each of the Company's other four most highly compensated executive officers whose compensation exceeded $100,000 in 1996.

                                                                                       LONG TERM
                                                                                     COMPENSATION
                                                                                -----------------------
                                                                                        AWARDS
                                                                                -----------------------
                                              ANNUAL COMPENSATION               RESTRICTED   SECURITIES
                                 ---------------------------------------------    STOCK      UNDERLYING      ALL OTHER
                                                               OTHER ANNUAL      AWARD(S)     OPTIONS     COMPENSATION($)
  NAME AND PRINCIPAL POSITION    YEAR  SALARY($)  BONUS($)  COMPENSATION($)(1)    ($)(2)        (#)        (3)(4)(5)(6)
-------------------------------- ----  ---------  --------  ------------------  ----------   ----------   ---------------
Dennis Alter(7)................. 1996  $595,000   $     0        $ 25,715       $1,340,850           0       $ 261,372
Chairman of the Board            1995  $495,000   $222,754       $ 15,732       $  668,250           0       $ 200,000
                                 1994  $495,000   $222,763       $ 87,382(8)    $        0           0       $ 165,844

Alex W. Hart.................... 1996  $695,000   $     0        $      0       $1,790,792           0       $  95,928
Chief Executive Officer          1995  $495,000   $222,757       $429,194(9)    $  668,250     300,000       $  59,949
                                 1994  $371,481   $710,600       $      0       $6,626,573     150,000       $   9,494

William A. Rosoff............... 1996  $475,000   $275,000       $      0       $5,537,500      50,000       $   9,209
Vice Chairman

Richard A. Greenawalt........... 1996  $495,000   $     0        $  9,137       $1,160,874           0       $ 118,588
President and Chief              1995  $395,000   $177,755       $  3,662       $  533,250           0       $  93,337
Operating Officer                1994  $395,000   $177,765       $ 10,251       $        0           0       $  73,810

Robert A. Marshall.............. 1996  $395,000   $     0        $  9,516       $  722,978           0       $  12,494
Executive Vice President         1995  $325,000   $151,003       $  2,959       $  341,250      60,000       $  11,099
and Group Executive,             1994  $325,000   $150,512       $  6,075       $        0      25,000       $  14,724
Advanta Personal Payment
Services

---------------
(1) Includes above-market interest earned on deferred compensation pursuant to the Company's Executive Deferral Plan (which plan first became effective in 1993), in the amounts listed with respect to each year. For 1996: Mr. Alter, $25,715; Mr. Greenawalt, $9,137; and Mr. Marshall, $9,516. For 1995: Mr.
    Alter, $15,732; Mr. Greenawalt, $3,662; and Mr. Marshall, $2,959. For 1994:
    Mr. Alter, $27,066; Mr. Greenawalt, $10,251; and Mr. Marshall, $6,075.

(2) The Advanta Management Incentive Plan With Stock Election II ("AMIP II") was instituted in 1991 with respect to performance years 1993 through 1995. The Advanta Management Incentive Plan With Stock Election III ("AMIP III") was instituted in 1993 for performance years 1996 through 1998. The Advanta Management Incentive Plan With Stock Election IV ("AMIP IV") was instituted in 1995 for performance years 1999 through 2001 (AMIP II, AMIP III and AMIP IV are collectively referred to as the "AMIP Plans"). Pursuant to each of the AMIP Plans, shares of restricted Common Stock were issued to participants eligible to participate in each AMIP Plan upon the plan's commencement or such participant's later employment with the Company (with a prorated share issuance awarded for any partial year participation). The number of restricted shares issued to each named executive officer pursuant to the AMIP Plans is an amount equal to the participant's "target bonus" for each performance year covered by the applicable AMIP Plan divided by the applicable grant date price. Shares vest under each of the AMIP Plans 10 years after the date of grant, but are subject to accelerated vesting on the basis of individual and corporate (or applicable business unit) performance for each applicable performance year. To the extent that individual and corporate (or applicable business unit) performance for a given performance year achieves targeted levels in that year, up to a maximum of one-third of the total shares granted under the applicable AMIP Plan (or appropriate proration for participants entering such AMIP Plan after the beginning of the first performance year thereunder) will become vested.

     1995 figures reflect restricted stock granted pursuant to AMIP IV. In 1995, Messrs. Alter, Hart, Greenawalt and Marshall received grants, upon the commencement of AMIP IV, of 26,730, 26,730, 21,330 and 13,650 shares of restricted Class B Common Stock, respectively. Mr. Hart joined the Company in March 1994, at which time he received 13,951 AMIP II and 22,830 AMIP III shares of restricted Class B Common Stock in respect of his "target" bonuses for performance years 1994 through 1998. In addition to his AMIP II and AMIP III shares, pursuant to his employment agreement which is described under "Other Matters" on page 18 of this Proxy Statement, Mr. Hart was granted 200,000 shares of restricted Class B Common Stock in January 1994, of which 50,000 shares vest in January of each year from 1995 to 1998 (subject to earlier vesting in the event of Mr. Hart's death, disability or retirement, a change of control of the Company, or certain other circumstances).

     1996 figures reflect additional shares of restricted Class B Common Stock granted pursuant to each of AMIP III and AMIP IV with respect to increases in the "target" bonuses under such plans, as approved by the Company's stockholders. The total number of additional shares granted to each named executive officer (except for Mr. Rosoff whose target bonus was set when he joined the Company at a level comparable to the new target levels of the other named executive officers) pursuant to the increases in target bonuses was: Mr. Alter, 17,031 AMIP III shares and 17,031 AMIP IV shares; Mr. Hart, 22,746 AMIP III shares and 22,746 AMIP IV shares; Mr. Greenawalt, 14,745 AMIP III shares and 14,745 AMIP IV shares; and Mr. Marshall, 9,138 AMIP III shares and 6,831 AMIP IV shares. Mr. Rosoff joined the Company in January 1996 and consequently his 1996 figure includes 27,147 shares of restricted Class B Common Stock pursuant to AMIP III and 27,147 shares granted pursuant to AMIP IV in respect of his "target" bonuses for performance years 1996 through 1998. In addition to his AMIP III and AMIP IV shares, pursuant to his employment agreement which is described under "Other Matters" on page 18 of this Proxy Statement, Mr. Rosoff was granted 100,000 shares of restricted Class B Common Stock in January 1996, of which 25,000 shares vest in January of each year from 1997 to 2000 (subject to earlier vesting in the event of Mr. Rosoff's death, disability or retirement, a change of control of the Company, or certain other circumstances). For purposes of this table, the 100,000 shares of restricted Class B Common Stock granted to Mr. Rosoff pursuant to his employment agreement are valued at their market value on the date of grant.

     In each of March 1995 and March 1996, a full one-third of the shares issued under AMIP II vested with respect to each named executive officer (except Mr. Rosoff who was not then employed by the Company) for performance years 1994 and 1995, respectively. In March 1997, ninety percent (90%) of one-third of the shares (including the additional shares described above) issued under AMIP III vested with respect to each of Messrs. Alter, Hart, Greenawalt and Rosoff, and a full one-third of the shares issued under AMIP III (including the additional shares described above) vested with respect to Mr. Marshall, for performance year 1996. The number of restricted shares of Class B Common Stock held by each executive under AMIP III and AMIP IV and by Mr. Hart and Mr. Rosoff under the contractual arrangements described above, and the market value (rounded to the nearest dollar) of such restricted shares at December 31, 1996, were as follows:
     Mr. Alter, 100,100 shares, $4,088,000; Mr. Hart, 195,052 shares,
     $7,973,726; Mr. Rosoff, 154,294 shares, $6,307,539; Mr. Greenawalt,
     82,185 shares, $3,359,723; and Mr. Marshall, 42,800 shares, $1,749,664.
     Non-preferential dividends are paid on these restricted shares. Any restricted shares not vested with respect to Messrs. Greenawalt and Marshall as of March 1997 were forfeited as a result of their departures from the Company.

(3) Includes matching contributions of $7,500 paid by the Company to the accounts of each of Messrs. Alter, Hart, Greenawalt and Marshall, under the Employee Savings Plan (a 401(k) plan), in respect of their 1996 participation in such plan.

(4) Includes the value of (i) Company paid term life insurance provided to all salaried employees in an amount equal to two times annual salary (capped at $500,000), and (ii) whole life insurance policies on the lives of each of Messrs. Alter, Greenawalt and Marshall, which policies are paid for by the Company and as to which the named executive has the right to designate the beneficiary. If an insured executive terminates his employment with the Company, he may keep the whole life policy, but must pay the Company the full cash value of the policy. Consequently, the value of the whole life policy to the employee is the term life insurance benefit. The value of these benefits to the named individuals is included in the figures for 1996 in the following amounts: Mr. Alter, $9,357; Mr. Hart, $4,049; Mr. Rosoff, $2,292; Mr. Greenawalt, $5,561; and Mr. Marshall, $4,994.

(5) Includes interest paid in 1996 by the Company on behalf of Messrs. Greenawalt and Hart pursuant to an executive loan program adopted by the Company's Board of Directors in 1992, which interest accrued on the named executives' respective stock margin accounts in connection with margin loans against shares vested under AMIP II and a predecessor stock bonus plan (and for Mr. Hart, shares vested under his employment agreement as described in note (2) above), in the following amounts: Mr. Hart, $65,462; and Mr. Greenawalt, $23,079.

(6) Includes the value of split-dollar life insurance policies purchased in 1993 separately insuring the life of Dennis Alter, the joint lives of Dennis Alter and his spouse, and the joint lives of Richard Greenawalt and his spouse, a policy purchased in 1994 insuring the life of Alex W. Hart, and a policy purchased in 1996 insuring the life of William A. Rosoff, the proceeds of which policies are payable to beneficiaries designated by the respective executives. The value of the term life insurance premiums paid by or on behalf of the Company under such policies for the named individuals is included in the figures for 1996 in the following amounts: Mr. Alter, $21,590; Mr. Hart, $7,050; Mr. Rosoff, $1,862; and Mr. Greenawalt, $2,575.
    Premiums paid by the Company will be refunded to the Company on termination of the respective policies, and any cash surrender value in excess of such premiums may be paid to the executive's beneficiary. The value of the benefits to the executives of the remainder of the premiums paid by the Company are included in the amounts listed with respect to each year. For 1996: Mr. Alter, $222,925; Mr. Hart, $11,867; Mr. Rosoff, $5,055; and Mr.
    Greenawalt, $79,873.

(7) Mr. Alter also served as Chief Executive Officer of the Company in 1994 and from January through July of 1995.

(8) Includes $60,316 representing the value of automobiles made available to Mr. Alter during 1994.

(9) Represents the value of relocation benefits provided to Mr. Hart in 1995, to cover the costs of moving from New York after joining the Company in 1994, including $236,228 to cover relocation costs and $192,966 to reimburse Mr. Hart for the taxes payable with respect to such benefits.

STOCK OPTION GRANTS

     The following table contains information concerning the grant of stock options under the Company's 1992 Stock Option Plan to the Company's Chief Executive Officer and to each of the Company's other four most highly compensated executive officers whose compensation exceeded $100,000 in 1996. All options granted in 1996 are options to purchase shares of Class B Common Stock. The Company does not currently have (and has not previously had) any plan pursuant to which any stock appreciation rights ("SARs") may be granted.

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                  INDIVIDUAL GRANTS
                                 ----------------------------------------------------
                                 NUMBER OF     % OF TOTAL
                                 SECURITIES     OPTIONS
                                 UNDERLYING    GRANTED TO    EXERCISE OR                     GRANT DATE VALUE
                                  OPTIONS     EMPLOYEES IN   BASE PRICE    EXPIRATION   ---------------------------
             NAME                GRANTED(#)   FISCAL YEAR      ($/SH)         DATE      GRANT DATE PRESENT VALUE(2)
-------------------------------  ----------   ------------   -----------   ----------   ---------------------------
William A. Rosoff..............    50,000         8.65%        $ 34.00      01/15/06             $ 876,500

---------------
(1) Options granted in 1996 become exercisable on the anniversary of the date of grant at the rate of 25% per year for four years. The options expire 10 years from the date of grant.

(2) The fair value of the options granted is estimated on the date of grant using the Black Scholes option pricing model with the following assumptions: risk-free interest rate of 5.781%; expected dividend yields of 1.27%; expected life of ten years; and expected volatility of 39.49%.

STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth information related to options exercised during 1996 by the Company's Chief Executive Officer and by each of the Company's other four most highly compensated executive officers whose compensation exceeded $100,000 in 1996, and the number and value of options held on December 31, 1996 by such individuals. The Company does not have any outstanding SARs.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                     NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                         SHARES       AGGREGATE      OPTIONS AT FY-END (#)             FY-END ($)
                       ACQUIRED ON      VALUE     ---------------------------  --------------------------
         NAME          EXERCISE(#)   REALIZED($)  EXERCISABLE  UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
---------------------- -----------   -----------  -----------  --------------  -----------  -------------
Dennis Alter..........         0     $         0     328,125         9,375     $ 9,123,599   $   187,100
Alex W. Hart..........         0     $         0     150,000       300,000     $ 1,434,375   $ 2,290,625
William A. Rossoff....         0     $         0           0        50,000     $         0   $   342,750
Richard A.
  Greenawalt..........   490,000     $20,616,706     501,271         9,375     $17,955,184   $   187,100(1)
Robert A. Marshall....   306,250     $11,395,994      27,500        57,500     $   254,063   $   452,813(1)

---------------

(1) Messrs. Greenawalt and Marshall terminated their employment with the Company on January 24, 1997 and January 17, 1997, respectively. In connection with such terminations, Mr. Greenawalt was extended the rights, as of his termination date, to exercise options to purchase 9,375 shares of Class B Common Stock which otherwise would not have become exercisable until February 10, 1997, and to exercise all vested options within six months of January 24, 1997, and Mr. Marshall was extended the rights to exercise options to purchase 13,750 shares of Class B Common Stock as they vest through March 31, 1997, and to exercise all vested options within two years of his January 17, 1997 retirement date.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Compensation programs for the Company's leaders are intended to further the earnings of the Company and secure, retain and motivate management employees of high caliber and potential. The programs described herein cover those employees whose decision-making and leadership drive the achievement of the Company's business strategies. There are three major components of executive compensation at the Company: base salary, annual incentive awards, and long-term incentive awards.

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for establishing the Company's overall compensation philosophy and strategy, and monitoring the implementation thereof. However, the Committee's determinations regarding compensation of members of the Office of the Chairman are reviewed and approved by the full Board of Directors (excluding the management directors).

     The executive compensation program includes base salary, performance-based annual and long-term incentives and stock options. Target levels of overall compensation are intended to be consistent with a selected peer group of companies (the "peer group"). While some of these companies are in the Dow Jones Diversified Financial Services Index and some are not, they were generally selected for the peer group because they were considered comparable to the Company either in terms of market capitalization, or because they compete with, or are in lines of business related to, the Company's businesses. For several years total compensation packages have emphasized programs contingent upon the Company's short and long-term performance as measured by the appreciation in the value of the Company's publicly traded shares. Due to the emphasis on corporate performance and stockholder value when computing total executive compensation, each year the Company's executives could be paid more or less than the peer group's executives, depending upon how the Company has performed and the changes in value of its shares.

BASE SALARIES

     The Committee establishes base salaries based upon a comparison of the prior year's salaries at companies in the peer group. The Company's philosophy is to limit fixed costs in its executives' compensation by emphasizing the variable components of total compensation, i.e., annual and long-term incentives. Base salaries are intended to approximate the median base salaries of the comparator companies. Based on disclosures of 1995 salaries in the proxy statements of the comparator companies published in 1996, the 1996 base salaries of the group were at or slightly above the median salaries of the peer group companies.

     In March 1997, the Committee approved a severance program which would provide benefits in the event of a change of control of the Company if, within one year of the date of the change of control, there has been either an actual or constructive termination of the executive. Under the new program, the named executives would be entitled to receive no less than 24 months of base salary as severance in such an event.

ANNUAL INCENTIVES

     Each executive officer has an annual "target" bonus, specified as a percentage (determined by the executive's position in the Company) of his January 1 base salary. For 1996, the named executives' target bonuses ranged from 50% (for Mr. Marshall) to 75% (for the other four named executives) of base salary. The aforementioned targets were increased from their 1995 levels. The actual award, if any, for a given year's performance is determined by a "subcommittee" of the Committee (the "Subcommittee"), comprised of Messrs. Turberg and Botel, both of whom are "disinterested persons" (as defined in applicable SEC rules). Such determination is then ratified by the full Board of Directors with respect to members of the Office of the Chairman (for 1996, Messrs. Alter, Hart, Greenawalt and Rosoff).

     The criteria for 1996 performance year annual incentives were financially focused, including return on equity, earnings per share and investment of 10% of all fiscal year 1996 spending in the development of new products and markets. No specific weights were attached to these measures. Overall performance of the Company was not perceived as having achieved expectations, and the Subcommittee approved awards for Messrs. Alter, Hart, Greenawalt and Rosoff to be at 90% of target. Mr. Marshall, who retired from the Company in January, 1997, received a payment at 100% of target as a result of an understanding agreed to in light of his retirement from the Company.

     Rather than receiving their annual incentives for 1996 performance in the form of cash, the named executives received the amounts less than or equal to "target" in the form of restricted stock, which is accelerated in its vesting according to the AMIP III Plan. Shares not awarded for 1996 performance were "frozen", and remain restricted until such time as the Subcommittee recommends their future release, or ten years from their initial grant date, whichever comes first.

     Because of the long-term incentive nature of the shares associated with the AMIP Plans, more detail is given in the following section. The AMIP Plans and the annual incentive plan are interlinked, and can be considered components of a single plan.

     The Committee has approved a shift for 1997 in the performance measurement under the AMIP Plans, which will affect the determination of incentive awards for all participants in the plan, including the named executives. Under the new approach, progress against financial goals will account for approximately two-thirds of the performance equation. The remaining portion will hinge upon the achievement of goals related to improving the Company's (or strategic business unit's, as applicable) knowledge and servicing of customer needs and upon development of leadership within our employee population. Additionally, while the Committee believes corporate performance will remain a vital consideration in the awards of the members of the Office of the Chairman, performance assessment of executives in the individual strategic business units will be based upon the performance of those units.

LONG-TERM INCENTIVES

     The Company offers its senior executives two forms of long-term incentive: restricted stock (primarily delivered through the AMIP Plans) and stock options. The Committee believes that share ownership aligns the interests of participating officers and executives with the interests of the Company's stockholders and ties a significant portion of senior officer compensation to stockholder returns.

     Messrs. Alter, Greenawalt and Marshall entered the AMIP III restricted stock program upon its introduction in 1993, and their future target bonuses for the years 1996, 1997 and 1998 were provided for in the form of restricted stock priced at the then-market price of $17.00 per share. Upon joining the Company, Messrs. Hart and Rosoff entered the plan, and their 1996, 1997 and 1998 bonuses were provided for in the form of restricted stock issuances as well, but at higher prices. While the stock will ultimately "cliff-vest" ten years after it has been issued, the intent is for each executive to "earn" accelerated vesting by enabling the Company to achieve performance goals in the performance years which the plan is intended to cover.

     Similarly, each of the named executives remaining with the Company has been issued restricted stock under AMIP IV in respect of his target bonus awards for performance in 1999, 2000, and 2001. If, upon accelerated vesting of shares in respect of performance for a given performance year, the share price is higher than the valuation price at which the shares were originally issued, the executive in effect receives a long-term incentive in the form of the stock's appreciation in value.

     Increases to both base salary and target bonus percentage were approved by the Committee and the Board of Directors in March of 1996, and resulted in an incremental number of shares under both AMIP III and AMIP IV being issued for all the named executives, with the exception of Mr. Rosoff who joined the Company at a target level comparable to the new target levels of the other members of the Office of the Chairman. The higher target bonus percentages were approved by the stockholders at the 1996 Annual Meeting.

STOCK OPTIONS

     The Stock Option Plan rewards long-term accomplishment, based upon increases in stockholder value. In December of 1995, the Subcommittee granted stock options which, in past years, would have been granted in the spring of 1996. The options were granted at that point in time because the Company's stock price was low relative to its value and the Subcommittee therefore decided that granting the stock options in December was advantageous to the Company and the executives. At the request of Messrs. Alter and Greenawalt, the Subcommittee did not grant any options to either of them. No additional stock options were granted to executive officers in the first quarter of 1996, with the exception of Mr. Rosoff who was granted options upon his entry into the Company's employ.

IMPACT OF IRS PAY CAP REGULATION

     Section 162(m) of the Internal Revenue Code limits the types of annual compensation in excess of $1,000,000 that may be deducted for federal income tax purposes for payments to a company's Chief Executive Officer and its four other most highly compensated Executive Officers. The Committee believes that payment of compensation that is not deductible under Section 162(m) is sometimes in the best interests of the Company, and the Committee and the Board of Directors have accordingly approved such arrangements in certain circumstances.

THE CHIEF EXECUTIVE OFFICER'S 1996 COMPENSATION

     Mr. Hart assumed the CEO position in mid-1995, and in his new role was given a salary increase effective January 1, 1996 to the current salary level. Also effective January 1, 1996, Mr. Hart received an upward change in his target bonus, expressed as a percentage of his base salary. The basis for the amount of both increases was market information, which indicated that his prior level of compensation was significantly less than the market median for his new position as CEO. The Subcommittee has established a total compensation opportunity for Mr. Hart competitive within the Company's peer group of companies.

     For the 1996 performance year, Mr. Hart's target annual incentive was set at 75% of base salary. Based on an assessment of the performance of the Company, the Subcommittee awarded Mr. Hart an award equal to 90% of the targeted amount, which was paid in the form of stock, unrestricted according to the terms and design of AMIP III. Therefore, Mr. Hart's actual compensation for 1996 will be slightly below the market median.

     As CEO, Mr. Hart is eligible to participate in the stock option program, as are the other named executives. No stock options were awarded in 1996 to Mr. Hart, given the December 1995 award for an option to purchase 200,000 shares of Class B Common Stock, which was intended to serve such purpose.

     In addition to the above, in January 1994, upon signing his employment agreement, Mr. Hart received 200,000 shares of restricted stock and an option to purchase 100,000 shares of Class B Common Stock at $27.75 per share. The restricted shares, which as of the January 1994 date of grant had a market value of $5.6 million, vest at the rate of 25% per annum for four years, and the options will become exercisable at the same rate. If Mr. Hart leaves the Company's employ before four years have passed, these benefits will vest upon his departure except in certain limited circumstances. In addition, these benefits will vest upon a change of control of the Company.

COMPENSATION COMMITTEE

          Philip A. Turberg, Chairman    Max Botel   Arthur P. Bellis*

* Mr. Bellis is involved in designing the compensation plans but does not vote on incentive compensation for the five highest paid executives.

STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on the Company's Class A Common Stock during the five years ended December 31, 1996 with the cumulative total return on the Standard & Poor's 500 index and the Dow Jones-Diversified Financial Services Companies index. The comparison assumes that $100 was invested on January 1, 1992 in the Class A Common Stock (then described simply as "Common Stock") and in the foregoing indices and assumes the reinvestment of dividends. The price and performance of the Class A Common Stock has been adjusted to reflect (i) the effective two-for-one stock split as a result of the May 5, 1992 dividend of one share of Class B Common Stock for each outstanding share of Class A Common Stock, and (ii) the three-for-two stock split effected by means of a 50% stock dividend in October 1993, as if such dividends had already occurred at January 1, 1992.

                                                            Diversified
        Measurement Period                                   Financial
      (Fiscal Year Covered)               Advanta            Services             S&P 500
1/1/92                                    100.0               100.0               100.0
Dec-92                                    188.6               113.3               107.6
Dec-93                                    291.5               127.3               118.5
Dec-94                                    232.5               121.5               120.0
Dec-95                                    339.4               191.9               165.1
Dec-96                                    381.8               255.8               203.0

                             ELECTION OF DIRECTORS

     The Board of Directors has nominated three candidates to be elected at the Meeting for a three-year term ending in 2000. Each nominee is currently serving as a director of the Company. Ten other directors are currently serving terms which will expire in 1998 or 1999.

     Each nominee has consented to being named in the proxy statement and to serve if elected. Candidates for director will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote on the election of directors, assuming a quorum is present at the Meeting. If prior to the Meeting any nominee should become unavailable to serve, the shares represented by a properly executed and returned proxy will be voted for such additional person as shall be designated by the Board of Directors, unless the Board should determine to reduce the number of directors pursuant to the By-Laws.

     Certain information regarding each nominee and each director continuing in office is set forth below, including such individual's age and principal occupation, a brief account of business experience during at least the last five years and other directorships currently held at other publicly held companies.

     Messrs. Alter, Bellis, Botel and Braemer have been directors of the Company since its incorporation in 1974. Mr. Turberg was elected as a director by the stockholders in 1986. Messrs. Dunkelberg, Naples, Hart, Hall, Ksansnak, Rosoff, Lubner and Ms. Becker Dunn were first elected by the Board in June 1990, November 1992, February 1994, September 1994, August 1995, February 1996, December 1996 and March 1996, respectively.

NOMINEES FOR ELECTION FOR A TERM EXPIRING IN 2000

                 Alex W. Hart                                  Ronald J. Naples
                 William A. Rosoff

     Mr. Hart, age 56, joined the Company in March 1994 as a Director and Executive Vice Chairman. In August 1995 he became Chief Executive Officer. For the five years prior to joining the Company he had been President and Chief Executive Officer of MasterCard International, Inc., a worldwide association of over 29,000 member financial institutions. Prior to joining MasterCard in November 1988, Mr. Hart was Executive Vice President of First Interstate Bancorp, Los Angeles, California. (For a description of Mr. Hart's employment agreement with the Company, see "Other Matters" on page 18 of this proxy statement.)

     Mr. Rosoff, age 53, joined the Company in January 1996 as a Director and Vice Chairman. Prior to joining the Company, Mr. Rosoff was a long time partner of the law firm of Wolf, Block, Schorr and Solis-Cohen, the Company's outside counsel, where he advised the Company for over 20 years. While at Wolf, Block, Schorr and Solis-Cohen he served as Chairman of its Executive Committee and, immediately before joining the Company, as a member of its Executive Committee and Chairman of its Tax Department. Mr. Rosoff is a Trustee of Atlantic Realty Trust, a publicly held real estate investment trust, and Chairman of the Board of RMH Teleservices, a publicly held company that is a leading provider of telemarketing services on an outsourced basis to Fortune 500 companies. (For a description of Mr. Rosoff's employment agreement with the Company, see "Other Matters" on page 18 of this proxy statement.)

     Mr. Naples, age 51, has been a director and President and Chief Executive Officer of Quaker Chemical Corporation, a manufacturer of chemical specialties, since October 1995. Mr. Naples was Chief Executive Officer of Hunt Manufacturing Co., a manufacturer and distributor of office and art/craft products, from 1981 to 1995, and Chairman of the Board of Hunt from 1987 to 1995. He is a former White House Fellow, and served on the White House Staff during the Ford Administration as Assistant to the Counsellor to the President for Economic Affairs, and as a Special Assistant to the head of the Federal Energy Administration.

     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" THE ELECTION OF ALL THREE NOMINEES FOR ELECTION.

INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR A TERM EXPIRING IN 1998

                 Dennis Alter                                  Dana Becker Dunn
                 Arthur P. Bellis                              Robert C. Hall
                 William C. Dunkelberg

     Mr. Alter, age 54, became Executive Vice President and a director of the Company's predecessor organization in 1967. He was elected President and Chief Executive Officer in 1972, and Chairman of the Board of Directors of the Company in August 1985. In February 1986, he relinquished the title of President, and in August 1995 he relinquished the title of Chief Executive Officer. Mr. Alter remains Chairman of the Board of Directors.

     Mr. Bellis, age 53, has been a private investor since January 1993. Prior to that time, from March 1986 he was Chairman and, until June 1991, Chief Executive Officer of Boca Bank, Boca Raton, Florida. He was also Chairman and Chief Executive officer of Boca Bancorp, Inc., the bank's holding company, from its formation in December 1986. Mr. Bellis has served on the Board of United Way International since December 1993 and is currently Vice Chairman of that Board.

     Dr. Dunkelberg, age 54, is Professor of Economics and Director at the School of Business and Management at Temple University. He served as Dean of the School of Business and Management at Temple from 1987 through 1994. Prior to that, Dr. Dunkelberg was a professor of economics and management at Purdue and Stanford Universities. As an authority on consumer credit and small business, he is a member of the U.S. Census Advisory Committee and the Board of the National Bureau of Economic Research, as well as Chief Economist of the National Federation of Independent Business.

     Mr. Hall, age 65, is Vice President of The Thomson Corporation, with responsibilities for technology and global expansion. Until January 1995, Mr. Hall was Chief Executive Officer of the Thomson Information/Publishing Group, a worldwide operation with $3.0 billion in sales, 140 companies, and 22,000 employees, and a member of The Thomson Corporation Board of Directors. From 1984 to 1992 Mr. Hall was Vice Chairman, then Chairman, of WICAT Systems, a developing education system company.

     Ms. Becker Dunn, age 45, is Vice President, Marketing and Strategic Business Planning, of Lucent Technologies Business Communications Services ("BCS"), formerly AT&T Global Business Communications, which she joined in December 1994. BCS develops, manufactures, markets and services advanced communications and multimedia systems for business and government customers in more than 90 countries worldwide. In 1992 she became Vice President and Chief Technical Officer for AT&T's Call Servicing (Long Distance) Organization, after which she was Vice President of Strategic Planning and New Business Development for Consumer Communications Services. From 1984 to 1992, Ms. Dunn served AT&T in a variety of capacities, including Product Marketing Director in 1984, Director of Information Systems in 1986 and Operator Services-Eastern Region Vice President in 1988.

INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR A TERM EXPIRING IN 1999

                 Max Botel                                     Ronald Lubner
                 Richard J. Braemer                            Philip A. Turberg
                 James E. Ksansnak

     Mr. Botel, age 57, retired from the law firm of Botel, Binder & Weiss in July 1996, where he had been a partner for more than five years. From February 1985 he also served as Vice President of Penn Center Investments, Inc., a securities brokerage firm, of which firm he became President in January 1995.

     Mr. Braemer, age 56, has been a partner in the law firm of Ballard Spahr Andrews & Ingersoll since January 1994. Prior to that, he was a partner in the law firm of Hangley Connolly Epstein Chicco Foxman & Ewing from May 1992. Prior to that time he was, for more than five years, a shareholder and director of Braemer Abelson & Hitchner, a professional corporation engaged in the practice of law, and a partner in the predecessor law partnership of Braemer Abelson & Hitchner (formerly, Braemer and Abelson). Mr. Braemer is a director of Toll Brothers, Inc.

     Mr. Ksansnak, age 56, is Executive Vice President and Chief Financial Officer for ARAMARK Corporation. He has been with ARAMARK since May 1986 and is responsible for financial matters, planning and development, tax, internal audit and information technology across all business units. Before joining ARAMARK he had been a partner of Arthur Andersen & Co. since 1971. In 1974, he became Partner-in-Charge of the Audit Practice in Philadelphia, and was Managing Partner of the Philadelphia office from 1979 to 1986. Mr. Ksansnak sits on the boards of CSS Industries, Inc. and Roy F. Weston, Inc.

     Mr. Lubner, age 63, is Chairman and Chief Executive Officer of Plate Glass and Shatterprufe Industries, a company quoted on the Johannesburg, South Africa Stock Exchange. Mr. Lubner is a 40-year old veteran of the Plate Glass Group, which has annual sales of $1.5 billion. Headquartered in Johannesburg, the company manufactures and distributes the complete range of glass and board products for the building, automotive and furniture industries, and is the undisputed world leader in the field of automotive glass repair and replacement.

     Mr. Turberg, age 68, has been an independent management consultant affiliated with Firemark Group, Inc. in Parsippany, New Jersey, a firm specializing in research for insurance companies, since September 1993. Prior to that he was affiliated with the accounting firm of KPMG Peat Marwick in New York City from February 1989. Prior to that he had been, for more than five years, President of Huggins Financial Services, Inc., a management consulting firm.

COMMITTEES, MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS

     The Board of Directors held nine meetings during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which they served.

     The Board of Directors has an Audit Committee currently composed of Messrs. Braemer, Dunkelberg and Ksansnak. The Audit Committee reviews and evaluates the Company's internal accounting and auditing procedures; recommends to the Board of Directors the firm to be appointed as independent accountants to audit the Company's financial statements; reviews with management and the independent accountants the Company's year-end operating results; reviews the scope and results of the audit with the independent accountants; reviews with management the Company's interim operating results; and reviews the non-audit services to be performed by the firm of independent accountants and considers the effect of such performance on the accountants' independence. The Audit Committee met five times in 1996.

     The Board of Directors has appointed a Compensation Committee currently composed of Messrs. Bellis, Botel, and Turberg. The Compensation Committee reviews and approves Company-wide benefit programs and executive compensation programs, and, where appropriate, reviews and approves individual arrangements for persons designated as "officers" for the purposes of Section 16 of the Exchange Act ("Section 16 Officers"). The Committee also recommends and approves compensation arrangements for outside Directors and serves in an advisory capacity to the full Board regarding compensation matters. The Compensation Committee met four times in 1996.

     The Board of Directors has established a committee (the "Plan Administration Committee") to administer the Company's Stock Option and AMIP Plans (the "Plans"). The Plan Administration Committee acted by consent forty-six times during 1996. In December 1995, the Plan Administration Committee was divided into two subcommittees. One subcommittee, currently composed of Messrs. Turberg and Botel (each of whom is a "disinterested person" under applicable SEC rules), administers the Plans with respect to Section 16 Officers and non-employee Directors. The other subcommittee, currently composed of Messrs. Alter, Hart and Rosoff, administers the Plans with respect to non-Section 16 Officers. The Plan Administration Committee also has authority to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options.

     The Board of Directors has a Nominating Committee to identify and recommend to the Board of Directors individuals to serve on the Board, which individuals are to be selected, according to the Board resolution establishing the Nominating Committee, on the basis of their integrity, leadership ability, financial sophistication and capacity to help guide the Company successfully into the 21st century. The current members of the Nominating Committee are Messrs. Bellis, Braemer and Naples. The Nominating Committee met once in 1996. The Nominating Committee will consider nominees recommended by stockholders; any such nominations must comply with the requirements of the Company's By-Laws, including timely delivery to the Company of a written request from a stockholder of record that an individual's name be placed in nomination. Such written notice must set forth certain information with respect to the nomination, including: the name and address of the nominating stockholder; the name and address of the beneficial owner, if different than the nominating stockholder, of the shares owned of record by the nominating stockholder; the number and class of shares owned by such nominating stockholder and beneficial owner; a description of all arrangements and understandings between the nominating stockholder, any beneficial owner and any persons nominated; the name and address of any persons nominated; a representation that the nominating stockholder is a holder of record of the Company's shares entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate such persons; such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy disclosure rules of the SEC had the nominee been nominated by the Board of Directors of the Company; and the written consent of each nominee to serve as a director. To be timely, such notice must, in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, be delivered not less than 60 nor more than 90 days prior to such anniversary date, or, in the case of any other annual meeting or any special meeting, not later than the close of business on the fifth day following the earlier of the day on which notice of the date of meeting was mailed or publicly disclosed. Notwithstanding the foregoing, with respect to this Meeting, notice will be deemed timely if it is received by the Company on or before April 16, 1997.

     In June 1995, the Board of Directors established a Corporate Governance Committee to identify, analyze and propose approaches and solutions to issues of importance relating to the long-term effectiveness of the Board of Directors and senior management of the Company, including for example, issues relating to succession planning, retirement policies and performance measurement. The current members of the Corporate Governance Committee are Messrs. Hall, Bellis, Braemer and Naples. The Corporate Governance Committee met twice in 1996.

     Members of the Board of Directors who are not officers or employees of the Company receive an annual retainer of $25,000 for service on the Board, $10,000 as an annual retainer for service on a Board Committee (other than as a Committee chairperson, for whom the annual retainer is $15,000), and are paid $1,000 per day for each Board or Board Committee meeting attended (chairmen are paid $1,500 per day for each Committee meeting they chair). However, Messrs. Turberg and Botel are not compensated separately for serving on the Plan Administration Committee, as such service is considered ancillary to their service on the Compensation Committee. The chairmen of the Audit Committee, the Compensation Committee, the Nominating Committee and the Corporate Governance Committee are Messrs. Braemer, Turberg, Bellis and Hall, respectively. In addition, for each non-employee Director, the Company pays the premiums on a $500,000 term life insurance policy on which there is no build-up in cash value, but as to which the non-employee Director has the right to designate the beneficiary under the applicable policy. Under the Company's 1992 Stock Option Plan each non-employee Director currently receives an annual grant, on the fourth Wednesday in January, of an option to purchase 7,500 shares of Class B Common Stock, at an exercise price equal to the fair market value of such stock on the grant date. Each such option becomes exercisable on the anniversary of the grant date at the rate of 25% per year for four years, and expires ten years from the grant date. Directors are reimbursed for expenses incurred in attending meetings of the Board of Directors and committees thereof.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

     In 1995, the Company engaged Mr. Bellis as a consultant to assist in the evaluation of certain new business opportunities. During 1996, the Company paid Mr. Bellis for his services at the rate of $14,000 per month plus reimbursement of expenses. The consulting fees paid to Mr. Bellis in 1996 totaled $168,000, plus $26,857 of expense reimbursement.

CHANGE IN CONTROL ARRANGEMENTS

     In March 1997, the Company's Compensation Committee of the Board of Directors approved the Advanta Senior Management Change of Control Severance Plan (the "Severance Plan") which would provide benefits to the named executive officers (other than Messrs. Greenawalt and Marshall who are no longer employed by the Company) in the event of a Change of Control of the Company (as defined in the Severance Plan) if, within one year of the date of the Change of Control, there has been either an actual or constructive termination of the named executive officers. Under the Severance Plan, the named executive officers would be entitled to receive no less than 24 months of base salary as severance in such an event.

OTHER MATTERS

     In January 1994, Mr. Hart and the Company entered into an agreement pursuant to which Mr. Hart's base salary was set at not less than $495,000. In addition, he received 200,000 restricted shares of Class B Common Stock and an option to purchase 100,000 shares of Class B Common Stock at $27.75 per share. The restricted shares, which as of the January 1994 date of grant had a market value of $5.6 million, will vest at the rate of 25% per annum for four years, with the first installment having vested in January 1995, and the options become exercisable at the same rate. Should Mr. Hart leave the Company's employ before four years have passed, these benefits will vest upon the departure except in certain limited circumstances. In addition, these benefits will vest upon a change of control of the Company (as defined in the agreement). Mr. Hart also received, in January 1995, a guaranteed one-time bonus of $525,000 (which is included in the 1994 bonus shown in the Summary Compensation Table on page 6 of this proxy statement), and he is eligible to receive annual bonuses under AMIP III and AMIP IV.

     In January 1996, Mr. Rosoff and the Company entered into an agreement under which Mr. Rosoff's annual base salary is a minimum of $475,000. He is entitled to receive a guaranteed cash bonus which, together with his base salary, will bring his annual cash compensation to not less than $750,000. He is also entitled to participate in AMIP III and AMIP IV (with a target bonus of at least 75% of his base salary) and is guaranteed that his total annual compensation from base salary, guaranteed cash bonus and AMIP award will be at least $1 million. In anticipation of his execution of the agreement, the Company paid him a one time signing bonus of $950,000 in December 1995. In addition, pursuant to this agreement he received 100,000 restricted shares of Class B Common Stock and an option to purchase 50,000 shares of Class B Common Stock at $34.00 per share, the fair market value of the shares on the date of grant. The restricted shares, which as of the January 1996 date of grant had a market value of $34.00 per share, vest at the rate of 25% per annum over four years, with the first installment having vested on January 15, 1997, and the options become exercisable in the same installments one day later. Should Mr. Rosoff leave the Company's employ before four years have passed, these benefits will vest upon the departure except in certain limited circumstances. In addition, these benefits will vest upon a change of control of the Company (as defined in the agreement). The Company has agreed that the 100,000 shares of restricted Class B Common Stock will have a fair market value sufficient to allow Mr. Rosoff to realize $40 per share net after applicable taxes resulting from an assumed sale of such shares on January 15, 2000, and it will make non-interest bearing loans to him in the interim sufficient to pay his taxes arising from his receipt of the shares. If the net after tax proceeds of such assumed sale are less than $40, loans will be canceled and a payment will be made in cash and/or Class B Common Stock to Mr. Rosoff to make up the shortfall.

     The Company may periodically utilize the legal services of the law firm of Ballard Spahr Andrews & Ingersoll ("Ballard"), of which firm Mr. Braemer has been a partner since January 1994. The Company expects that the dollar amount of legal services which will be provided to it by Ballard attorneys will be immaterial both to the Company and to Ballard. In addition, Ballard has agreed that Mr. Braemer will receive no direct or indirect benefit, as a partner of Ballard, as the result of any legal services Ballard may provide to the Company, nor will he participate in, or be apprised of, any such legal services.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has been selected by the Board of Directors as the independent public accountants for the Company's current fiscal year. A representative of Arthur Andersen LLP is expected to be present at the Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions of stockholders.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders in 1998 must be received by December 12, 1997, in order to be considered for inclusion in the Company's proxy materials relating to that meeting. Stockholder proposals should be directed to Gene S. Schneyer, Secretary, at the address of the Company set forth on the first page of this proxy statement.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED BY THIS PROXY STATEMENT, ON THE WRITTEN REQUEST OF SUCH PERSON, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SEC FOR ITS MOST RECENT FISCAL YEAR. SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO INVESTOR RELATIONS, AT THE ADDRESS OF THE COMPANY APPEARING ON THE FIRST PAGE OF THIS PROXY STATEMENT.

                                     (LOGO)

       This proxy statement has been printed entirely on recycled paper.

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 ADVANTA CORP.

        The undersigned, a stockholder of Advanta Corp. (the "Company"), hereby constitutes and appoints Dennis Alter, Alex W. Hart, William A. Rosoff and Gene
S. Schneyer, and each of them acting individually as the attorney and special proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Stockholders of Advanta Corp. to be held on Thursday, May 8, 1997, at 1:00 p.m. at the Company's headquarters, Welsh and McKean Roads, Spring House, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares which the undersigned would be entitled to cast if personally present as follows:

               (CONTINUED, AND TO BE SIGNED ON THE REVERSE SIDE)


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
                                                                 Please mark
                                                             [X]  your votes
                                                                   as this


1. ELECTION OF DIRECTORS

         FOR                   WITHHOLD AUTHORITY
all three nominees for   to vote for all three nominees
director listed below      for director listed below
         [ ]                          [ ]

INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

NOMINEES: Alex W. Hart, William A. Rosoff and Ronald J. Naples.


2. To transact such other business as may properly come before the meeting.

IF NOT OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR THE ELECTION OF ALL THREE NOMINEES FOR DIRECTOR. This proxy delegates authority to vote with respect to all other matters upon which the undersigned is entitled to vote and which may come before the meeting or any adjournment or postponement thereof.

The undersigned hereby revokes all previous proxies for such meeting and hereby acknowledges receipt of the notice of the meeting and the proxy statement of Advanta Corp. furnished herewith.

                         PLEASE SIGN AND MAIL PROMPTLY.


Stockholder's Signature(s)                               Date             1997
                          ------------------------------     -------------
NOTE: If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. If a corporation, please sign with full corporate name by a duly authorized officer and affix the corporate seal.

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